Exhibit 99.1

News Announcement

CONTACT:

Star Gas Partners Investor Relations 203/328-7310	Robert Rinderman, Steven Hecht Jaffoni & Collins Incorporated 212/835-8500 or SGU@jcir.com

FOR IMMEDIATE RELEASE

STAR GAS CONCLUDES THAT SOROS GROUP RECAPITALIZATION

PROPOSAL IS NOT SUPERIOR TO KESTREL TRANSACTION

STAMFORD, CT (February 24, 2006) – Star Gas Partners, L.P. (the “Partnership” or “Star”) (NYSE: SGU, SGH) announced today that the board of directors of Star Gas, LLC, its general partner, has determined that the Soros Group’s proposal to recapitalize the Partnership is not a “Superior Proposal” under the terms of the Unit Purchase Agreement previously entered into with Kestrel Energy Partners, LLC (“Kestrel”).

As previously announced, on February 15, 2006, a consortium consisting of Soros Fund Management, LLC (“Soros”), Atticus Capital LP (“Atticus”) and Almeida Oil Co., Inc. (“Almeida”) submitted an unsolicited proposal for the recapitalization of Star. The Soros Group proposal contemplates a similar structure to the recapitalization which the Partnership entered into on December 5, 2005 with Kestrel, except the Soros Group proposal contemplates the rights offering to common unitholders be made at $2.60 instead of $2.00 per unit and that Soros Group’s equity investment would also be made at $2.60 per unit instead of $2.00 per unit as provided under the Kestrel transaction. The Soros Group Proposal would provide the Partnership with an additional $15 million of equity capital for Star before considering certain termination fee, expense reimbursement, incremental transaction expenses and interest costs which are estimated to aggregate approximately $9.5 million, resulting in additional available cash of approximately $5.5 million. The Partnership has called a special meeting of unitholders which is currently scheduled to be held on March 17, 2006 at which unitholders will vote on the Kestrel transaction.

After carefully reviewing and considering the financial terms, timing considerations, market risks and potential benefits and detriments of the Soros Group proposal, and after consulting with its financial advisors and outside legal counsel, the Board of Directors of Star Gas, LLC concluded that the Soros Group proposal was not a “Superior Proposal” under the terms of the Kestrel Unit Purchase Agreement.

The Soros Group proposal was determined not to be superior for a number of reasons. First, under the Soros proposal, existing common unitholders must pay $2.60 per unit to purchase additional units offered in the rights offering. Whereas, under the Kestrel proposal, existing common unitholders must pay $2.00 to participate. Because the dollar amount being raised in the rights offering is the same in both proposals, this means that, under the Soros Group proposal, existing common unitholders are afforded rights to purchase approximately 0.42 units for each existing common unit while the Kestrel proposal provides the right to purchase approximately 0.54 units for each existing common unit. As a result, existing unitholders’ ownership would be diluted to approximately 61.4% under the Soros Group proposal compared to approximately 66.8% under Kestrel, in each case assuming the rights offering is fully subscribed by common unitholders. Second, while the Board recognized that the Soros Group proposal would provide additional equity capital to Star, after deducting the termination fee and expense reimbursement due under the Kestrel agreement (which would be required to be paid by the Partnership) and the estimated incremental transaction expenses and interest that would accrue during any period of delay on the senior notes which otherwise would have been repaid or converted to common units, the amount of additional capital provided to Star would only be approximately $5.5 million.

In comparing the two alternative transactions, the Board concluded, based on the advice of its financial advisor, that, from a financial point of view, the two proposals were in many respects substantially equivalent. While certain of the financial analyses indicated the Soros Group proposal was very slightly accretive on a pro forma total per unit basis, the additional ownership dilution to existing common unitholders outweighed any marginal benefit of such accretion. The Soros Group proposal also “assumed” that the existing transactions with Star’s senior note holders would remain the same and would be an integral part of the transactions contemplated by the Soros Group proposal. However, the lockup agreements with the senior noteholders terminate upon the termination of the Kestrel agreement, and the Soros Group proposal provided no assurances that similar lockup agreements would be entered into with the Partnership’s senior noteholders and that Star would be able to similarly resolve the pending dispute with its noteholders. The Board also noted that the Soros Group’s proposal would require Star to obtain a new consent from the Partnership’s existing secured lenders under its credit facility.

The Board also considered the impact on the Partnership’s business and employees in light of the additional uncertainty about the Soros Group’s proposal, the time required to consummate a transaction with the Soros Group, and the related additional uncertainty associated with the due diligence review required to be undertaken by the Soros Group, and concluded that these factors could pose additional risks to the Partnership under the Soros Group proposal. The Board also was concerned about potential conflicts of interest and potential antitrust issues under the Clayton Act presented by the Soros Group proposal which contemplates having Robert Almeida, who is affiliated with a competitor of Star, become one of the directors of the board of the new general partner of the Partnership.

The Board of Directors of Star Gas, LLC weighed the relative timing, certainty and financial aspects of the two proposals and concluded that the incremental cash to Star of the Soros Group’s proposal were outweighed by the dilution to existing common unitholders, expenses, timing, uncertainty, antitrust, conflicts and employee-related issues associated with such proposal, and accordingly, the Board could not at this time conclude that the Soros Group’s proposal was a “Superior Proposal.”

The Partnership continues to believe that the agreement with Kestrel has a high likelihood of closing, subject to unitholder approval, following the special meeting of Star’s unitholders which is scheduled for March 17, 2006. The Board of Directors of Star Gas continues to recommend that the Partnership’s unitholders vote for approval and adoption of the Kestrel transaction.

Since the Board of Directors has concluded that the Soros Group proposal is not a “Superior Proposal,” Star is precluded under the Kestrel agreement from providing confidential information to, or entering into or participating in discussions or negotiations with, the Soros Group at this time.

The agreements relating to the Kestrel transaction can be found as exhibits to the Partnership’s Form 8-K, filed on December 5, 2005. The Partnership also filed proxy material relating to the Kestrel transaction on January 24, 2006.

Forward Looking Information

This news release includes “forward-looking statements” which represent the Partnership’s expectations or beliefs concerning future events that involve risks and uncertainties, including those associated with the approval of the recapitalization; the effect of weather conditions on our financial performance; anticipated proceeds from weather insurance; the price and supply of home heating oil; the consumption patterns of our customers; our ability to obtain satisfactory gross profit margins; our ability to obtain new customers and retain existing customers; our ability to effect strategic acquisitions or redeploy underperforming assets; the ultimate disposition of excess proceeds from the sale of the propane segment should the recapitalization not be consummated; the impact of litigation; the ongoing impact of the business process redesign project at the heating oil segment and our ability to address issues related to that project; natural gas conversions; future union relations and the outcome of current and future union negotiations; the impact of current and future environmental, health and safety regulations; customer creditworthiness; and marketing plans. All statements other than statements of historical facts included in this news release are forward-looking statements. Although the Partnership believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from the Partnership’s expectations (“Cautionary Statements”) are disclosed in this news release and in the Partnership’s Annual Report on Form 10-K for the year ended September 30, 2005 and its Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2005, including without limitation and in conjunction with the forward-looking statements included in this news release. All subsequent written and oral forward-looking statements attributable to the Partnership or persons acting on its behalf are expressly qualified in their entirety by the Cautionary Statements. Unless otherwise required by law, the Partnership undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this news release.

About Star Gas Partners

Star Gas Partners, L.P. is the nation’s largest retail distributor of home heating oil. Additional information is available by obtaining the Partnership’s SEC filings and by visiting Star’s website at www.star-gas.com.